EXHIBIT 99.1

Contact: David W. Sharp
(713) 361-2630

HORIZON OFFSHORE COMPLETES FINANCING;
PROVIDES UPDATE REGARDING RECAPITALIZATION

     HOUSTON — (November 5, 2004) — Horizon Offshore, Inc. (NASDAQ: HOFF) announced that it has issued an additional $9.625 million aggregate principal amount of its 18% subordinated secured notes and entered into an agreement contemplating the recapitalization of the Company through a rights offering supported by a debt for equity conversion with the holders of its currently outstanding 16% and 18% subordinated notes. The newly issued 18% subordinated notes were purchased at a 20% discount, for $7.7 million.

     The lenders under Horizon’s domestic revolving credit facility had sought more restrictive terms, including early amortization and reduced capacity, based upon disagreements with the Company regarding the interpretation of the borrowing base provisions of the loan agreements. In addition, the Export Import Bank guarantee of the Company’s foreign revolving credit facility was set to expire on November 30, 2004. In light of this lender position, Horizon, after first negotiating towards the take-out of its domestic revolving credit facility by the 18% subordinated note holders, ultimately obtained agreement of the revolving credit lenders to cap the commitment amount on the domestic facility at $6.3 million, and for the 18% subordinated note holders to purchase the additional 18% subordinated notes, making up the difference between the new commitment amount and the amount which would otherwise have been committed. The lenders under the facility secured by Horizon’s foreign receivables agreed to an immediate funding of $4.9 million, and the Export Import Bank guarantee of that facility has been extended from November 30, 2004 until maturity of the loan, January 21, 2005 in return for a reduction in the commitment amount to $25 million as of November 30, 2004 and $21 million as of December 31, 2004. The Company expects continued availability under the foreign-secured facility of up to $21 million at year-end, and will pay down a portion of that loan beginning January 1, 2005 with a percentage of its collections on two major foreign contracts.

     The $12.6 million provided by the combination of new subordinated secured notes and reaching an accommodation with Horizon’s revolving credit facility lenders is expected to enable the Company to meet its immediate cash needs.

     While the Company believes the additional $12.6 million in borrowings and the anticipated recapitalization will enable the Company to meet its current liquidity needs, successful implementation of its proposed recapitalization and refinancing remains vital to the Company’s long term success. “We’re working hard and fast to accomplish our restructuring,” said Dick Sebastiao, Chief Restructuring Officer, “and we are confident all

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interested parties will be able to work together and achieve a reasonable result. The achievement announced today is the first step in this direction.”

     The letter agreement entered into by the Company with substantially all of the holders of its 16% and 18% subordinated notes contemplates that the Company will be recapitalized in early 2005 through a rights offering of additional common stock to the Company’s existing stockholders and the prepayment or conversion of up to $65 million aggregate principal amount of the Company’s outstanding subordinated notes into common stock. The note holders agreeing to convert subordinated notes would be paid a 7.5% commitment fee on the $65 million subordinated note amount that may ultimately be converted with the fee payable at closing in additional common shares valued at the rights offering price. The net proceeds of the rights offering will be used to prepay the outstanding subordinated notes.

     The price of the rights in the rights offering and at which any of the subordinated notes will be converted will be such that, if $65 million of the subordinated notes are prepaid or converted into common stock, the parties exercising the stock purchase rights or converting the subordinated notes will then hold 95% of the Company’s common stock outstanding on a fully diluted basis (after giving effect to the commitment fee and without giving effect to the warrants described below or any out-of-the money employee options). As a result, the recapitalization will result in a substantial number of shares of common stock being issued at a significant discount to the recent trading price of the Company’s common stock. While the Company is in the process of implementing its recapitalization, investment in its common stock will be highly speculative. Shares of the Company’s common stock may have little value. As part of the recapitalization, the Company also intends to solicit its stockholders to approve a reverse stock split, an increase in the authorized number of common shares and a reduction in the par value of its common stock. The Company anticipates that the remaining subordinated notes not prepaid with proceeds of the rights offering or converted into common stock, which is approximately $45 million as of the date hereof, will either remain outstanding or be exchanged for new subordinated notes with terms and provisions acceptable to Horizon and the subordinated note holders.

     The completion of the recapitalization is subject to a significant number of conditions, many of which are outside the control of the Company, including the review by the Securities and Exchange Commission of the Company’s proxy and registration statement filings, the Company’s ability to restructure or refinance the indebtedness under its two existing bank revolving credit facilities that mature within the next three months, stockholder approval of the various transactions to be undertaken as part of the recapitalization and execution of definitive agreements with the holders of the existing subordinated notes. The Company anticipates filing proxy and registration statements with the Securities and Exchange Commission as soon as practicable. Although there can be no assurance regarding the Company’s ability to complete the recapitalization, the timing of the transaction or whether there will be material revisions to the proposed recapitalization, the Company believes that a recapitalization can be accomplished. As

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the Company continues to negotiate with its lenders and other stakeholders in connection with the proposed recapitalization, certain elements of the recapitalization may change.

     As additional consideration for their entering into the transactions described herein, the Company sold to the purchasing noteholders 1,400 shares of redeemable participating preferred stock for $1.00 per share in cash. Horizon is required by the Nasdaq Marketplace Rules to obtain the approval of its stockholders to redeem the preferred stock with five year warrants to purchase at an aggregate exercise price of $1.925 million a number of shares of common stock equal to 14% of Horizon’s outstanding common stock on a fully diluted basis (after giving effect to the issuance of the warrants and warrants issued in March to purchasers of the Company’s 16% subordinated notes but excluding any out-of-the money employee options). If stockholder approval is not obtained, the preferred stock shall be redeemed six years from the date of its issuance, or at the option of the preferred stock holders upon merger, sale of all or substantially all of the assets of Horizon, change of control or liquidation, for cash in an amount equal to the amount by which the current market price of 14% of the outstanding shares of common stock on a fully diluted basis (which amount will accrete at a rate of 25% per year commencing six months after issuance, compounded quarterly) exceeds the warrant exercise price.

     The Company is working with its customers, vendors and employees to make them aware of its recapitalization and refinancing plans and to minimize any disruption that may be caused by any delay and uncertainty surrounding the recapitalization and refinancing.

     This press release and the agreements referenced in this press release will be filed on a current report on Form 8-K with the Securities and Exchange Commission. Horizon encourages you to read such current report and the exhibits thereto, including the agreements referenced in this press release, in their entirety.

     Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry in the U.S. Gulf of Mexico, West Africa, Southeast Asia, Latin America and the Mediterranean. The Company’s fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

     This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company’s substantial amount of debt and high reliance on external sources of financing and improved cash flow to meet its obligations and reduce its existing debt; the Company’s ability to complete the recapitalization of its equity structure and to extend and refinance its revolving credit facilities; resolution of the Company’s outstanding claims against Pemex; outcome of litigation with Iroquois, Williams and the underwriters of the insurance coverage on the Gulf Horizon; industry

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conditions and volatility; prices of oil and gas; the Company’s ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

     Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like ``should’’, ``expects’’, ``believes’’, ``anticipates’’, ``may’’, ``could’’, etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

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